RUBY TUESDAY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT PER-SHARE DATA)

(UNAUDITED)

	DECEMBER 4,	JUNE 5,
	2012	2012

Assets	(NOTE A)
Current assets:
Cash and cash equivalents	$25,594	$48,184
Accounts receivable	6,772	4,700
Inventories:
Merchandise	30,096	19,918
China, silver and supplies	9,249	9,112
Income tax receivable	1,822	837
Deferred income taxes	30,074	27,134
Prepaid rent and other expenses	12,815	13,670
Assets held for sale	4,178	4,713
Total current assets	120,600	128,268

Property and equipment, net	910,898	966,605
Goodwill	9,022	7,989
Other assets	68,620	70,675
Total assets	$1,109,140	$1,173,537
Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable	$28,641	$34,948
Accrued liabilities:
Taxes, other than income and payroll	12,049	14,475
Payroll and related costs	30,853	32,546
Insurance	7,702	7,433
Deferred revenue – gift cards	13,502	8,758
Rent and other	20,700	21,610
Current portion of long-term debt, including capital leases	9,988	12,454
Total current liabilities	123,435	132,224

Long-term debt and capital leases, less current maturities	298,709	314,209
Deferred income taxes	19,858	37,567
Deferred escalating minimum rent	46,465	45,259
Other deferred liabilities	74,752	68,054
Total liabilities	563,219	597,313

Commitments and contingencies (Note L)

Shareholders’ equity:
Common stock, $0.01 par value; (authorized: 100,000 shares;
issued: 62,095 shares at 12/04/12; 64,038 shares at 6/05/12)	621	640
Capital in excess of par value	72,281	90,856
Retained earnings	486,516	498,985
Deferred compensation liability payable in
Company stock	1,063	1,008
Company stock held by Deferred Compensation Plan	(1,063)	(1,008)
Accumulated other comprehensive loss	(13,497)	(14,257)
Total shareholders’ equity	545,921	576,224

Total liabilities & shareholders’ equity	$1,109,140	$1,173,537

                   The accompanying notes are an integral part of the condensed consolidated financial statements.

RUBY TUESDAY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS)/INCOME
(IN THOUSANDS EXCEPT PER-SHARE DATA)

(UNAUDITED)

	THIRTEEN WEEKS ENDED		TWENTY-SIX WEEKS ENDED
	DECEMBER 4,	NOVEMBER 29,	DECEMBER 4,	NOVEMBER 29,
	2012	2011	2012	2011
	(NOTE A)		(NOTE A)
Revenue:

Restaurant sales and operating revenue	$302,753	$306,155	$634,018	$635,009
Franchise revenue	1,480	1,250	3,136	2,741
	304,233	307,405	637,154	637,750
Operating costs and expenses:
Cost of merchandise	84,297	91,562	173,822	189,137
Payroll and related costs	102,788	105,814	212,022	216,675
Other restaurant operating costs	66,996	64,801	134,152	133,538
Depreciation	15,120	16,414	30,512	32,700
Selling, general and administrative, net	38,958	25,410	82,387	53,797
Closures and impairments	18,251	653	19,375	1,098
Interest expense, net	7,181	4,498	13,971	8,895
Gain on extinguishment of debt	(571)	–	(571)	–
	333,020	309,152	665,670	635,840
(Loss)/income before income taxes	(28,787)	(1,747)	(28,516)	1,910
(Benefit)/provision for income taxes	(13,719)	254	(16,047)	818

Net (loss)/income	$(15,068)	$(2,001)	$(12,469)	$1,092

Other comprehensive income:
Pension liability reclassification, net of tax	380	308	761	616
Total comprehensive (loss)/income	$(14,688)	$(1,693)	$(11,708)	$1,708

(Loss)/earnings per share:

Basic	$(0.24)	$(0.03)	$(0.20)	$0.02

Diluted	$(0.24)	$(0.03)	$(0.20)	$0.02

Weighted average shares:

Basic	62,005	62,598	62,409	63,177

Diluted	62,005	62,598	62,409	63,729

Cash dividends declared per share	$-	$-	$-	$-

                 The accompanying notes are an integral part of the condensed consolidated financial statements.

RUBY TUESDAY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

(UNAUDITED)

	TWENTY-SIX WEEKS ENDED
	DECEMBER 4, 2012	NOVEMBER 29, 2011

	(NOTE A)
Operating activities:
Net (loss)/income	$(12,469)	$1,092
Adjustments to reconcile net (loss)/income to net cash
provided by operating activities:
Depreciation	30,512	32,700
Amortization of intangibles	1,691	1,036
Deferred income taxes	(21,407)	(211)
Loss on impairments, including disposition of assets	18,756	1,028
Share-based compensation expense	1,609	3,528
Excess tax benefits from share-based compensation	(11)	(24)
Amortization of deferred gain on sale-leaseback transactions	(331)	–
Other	490	305
Changes in operating assets and liabilities:
Receivables	(2,071)	(1,292)
Inventories	(10,315)	(3,929)
Income taxes	(985)	(601)
Prepaid and other assets	91	2,699
Accounts payable, accrued and other liabilities	(4,951)	654
Net cash provided by operating activities	609	36,985

Investing activities:
Purchases of property and equipment	(18,505)	(20,664)
Proceeds from sale-leaseback transactions, net	30,408	–
Proceeds from disposal of assets	2,085	1,527
Insurance proceeds from property claims	–	1,548
Reductions/(increases) in Deferred Compensation Plan assets	498	(76)
Other, net	(372)	(217)
Net cash provided/(used) by investing activities	14,114	(17,882)

Financing activities:
Net proceeds from revolving credit facility	–	5,000
Principal payments on other long-term debt	(17,485)	(6,645)
Stock repurchases	(20,012)	(18,441)
Proceeds from exercise of stock options	173	123
Excess tax benefits from share-based compensation	11	24
Net cash used by financing activities	(37,313)	(19,939)

Decrease in cash and cash equivalents	(22,590)	(836)
Cash and cash equivalents:
Beginning of year	48,184	9,722
End of year	$25,594	$8,886

Supplemental disclosure of cash flow information:
Cash paid for:
Interest, net of amount capitalized	$12,806	$8,640
Income taxes, net	$3,517	$1,151
Significant non-cash investing and financing activities:
Retirement of fully depreciated assets	$38,490	$5,168
Reclassification of properties to assets held for sale	$763	$2,705

                 The accompanying notes are an integral part of the condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – BASIS OF PRESENTATION

Ruby Tuesday, Inc., including its wholly-owned subsidiaries (“RTI,” the “Company,” “we,” and/or “our”), owns and operates Ruby Tuesday®, Lime Fresh Mexican Grill® (“Lime Fresh”), Marlin & Ray’s™, and Wok Hay® casual dining restaurants.  We also operate Truffles® restaurants pursuant to a license agreement and franchise the Ruby Tuesday, Lime Fresh, and Wok Hay concepts in selected domestic and international markets.  The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation have been included.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  Operating results for the 13- and 26-week periods ended December 4, 2012 are not necessarily indicative of results that may be expected for the 52-week year ending June 4, 2013.

The condensed consolidated balance sheet at June 5, 2012 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in RTI’s Annual Report on Form 10-K for the fiscal year ended June 5, 2012.

Immaterial Reclassifications and Corrections of Prior Period Condensed Consolidated Statement of Operations and Comprehensive (Loss)/Income

As shown in the tables below, we made the following reclassifications and/or corrections to our Condensed Consolidated Statement of Operations and Comprehensive (Loss)/Income for the 13 and 26 weeks ended November 29, 2011 (in thousands):

•	reclassified certain non-restaurant related sales from Restaurant sales and operating revenue to Selling, general, and administrative, net;
•
reclassified and/or corrected certain employee fringe benefit and payroll tax expenses for corporate employees and field executives from Payroll and related costs, which is intended to capture payroll and related expenses for restaurant level employees, to Selling, general and administrative, net.  Salaries and wages for these employees were already captured within the Selling, general and administrative, net caption;

•	reclassified certain expenses not directly related to restaurant operations from Other restaurant operating costs to Selling, general and administrative, net; and
•	corrected amortization expense of debt issuance costs and fees relating to our revolving credit facility from Other restaurant operating costs to Interest expense, net.

	As presented - Thirteen weeks ended November 29, 2011	Reclassifications and Corrections	As adjusted - Thirteen weeks ended November 29, 2011
Restaurant sales and operating revenue	$ 306,203	$ (48)	$ 306,155
Payroll and related costs	107,777	(1,963)	105,814
Other restaurant operating costs	65,429	(628)	64,801
Selling, general and administrative, net	23,386	2,024	25,410
Interest expense, net	3,979	519	4,498
Loss before income taxes	(1,747)	0	(1,747)

	As presented - Twenty-six weeks ended November 29, 2011	Reclassifications and Corrections	As adjusted - Twenty-six weeks ended November 29, 2011
Restaurant sales and operating revenue	$ 635,057	$ (48)	$ 635,009
Payroll and related costs	220,764	(4,089)	216,675
Other restaurant operating costs	134,084	(546)	133,538
Selling, general and administrative, net	50,162	3,635	53,797
Interest expense, net	7,943	952	8,895
Income before income taxes	1,910	0	1,910

We made these reclassifications and corrections as we believe that reporting these amounts as shown above will more accurately reflect the nature of the expenses in our Condensed Consolidated Statements of Operations and Comprehensive (Loss)/Income and are necessary to conform to the current period presentation and GAAP.  We have determined the reclassifications and corrections made to the prior period Condensed Consolidated Statement of Operations and Comprehensive (Loss)/Income in previous filings to be immaterial.

NOTE B – (LOSS)/EARNINGS PER SHARE AND STOCK REPURCHASES

Basic (loss)/earnings per share is computed by dividing net (loss)/income by the weighted average number of common shares outstanding during each period presented.  Diluted (loss)/earnings per share gives effect to stock options and restricted stock outstanding during the applicable periods, if dilutive.  The following table reflects the calculation of weighted-average common and dilutive potential common shares outstanding as presented in the accompanying Condensed Consolidated Statements of Operations and Comprehensive (Loss)/Income (in thousands, except per-share data):

	Thirteen weeks ended		Twenty-six weeks ended
	December 4, 2012	November 29, 2011	December 4, 2012	November 29, 2011
Net (loss)/income	$(15,068)	$(2,001)	$(12,469)	$1,092

Weighted-average common
shares outstanding	62,005	62,598	62,409	63,177
Dilutive effect of stock
options and restricted stock	–	–	–	552
Weighted average common
and dilutive potential
common shares outstanding	62,005	62,598	62,409	63,729
Basic (loss)/earnings per share	$(0.24)	$(0.03)	$(0.20)	$0.02
Diluted (loss)/earnings per share	$(0.24)	$(0.03)	$(0.20)	$0.02

Stock options with an exercise price greater than the average market price of our common stock and certain options with unrecognized compensation expense do not impact the computation of diluted (loss)/earnings per share because the effect would be anti-dilutive.  The following table summarizes stock options and restricted shares that did not impact the computation of diluted (loss)/earnings per share because their inclusion would have had an anti-dilutive effect (in thousands):

	Thirteen weeks ended				Twenty-six weeks ended
	December 4, 2012		November 29, 2011		December 4, 2012		November 29, 2011
Stock options	3,371	*	3,404	*	3,002	*	2,074
Restricted shares	1,647	*	1,143	*	1,376	*	899
Total	5,018		4,547		4,378		2,973
* Due to a net loss for the 13 weeks ended December 4, 2012 and November 29, 2011 as well as for the 26 weeks ended December 4, 2012, all then outstanding share-based awards were excluded from the computation of diluted loss per share.

During the first 26 weeks of fiscal 2013, we repurchased 2.8 million shares of our common stock at a cost of $20.0 million.  As of December 4, 2012, the total number of remaining shares authorized by our Board of Directors to be repurchased was 3.1 million.  All shares repurchased during the 26 week period were cancelled as of December 4, 2012.

NOTE C – FRANCHISE PROGRAMS

As of December 4, 2012, our domestic and international franchisees collectively operated 77 Ruby Tuesday restaurants and five Lime Fresh restaurants.  We do not own any equity interest in our franchisees.

Under the terms of the franchise operating agreements, we charge a royalty fee (generally 4.0% of monthly sales) and require all domestic franchisees to contribute a percentage, currently 2.25%, of monthly gross sales to a national advertising fund formed to cover their pro rata portion of the production and airing costs associated with our national advertising campaign.  Under the terms of those agreements, we can charge up to 3.0% of monthly gross sales for this national advertising fund.

Advertising amounts received from domestic franchisees are considered by RTI to be reimbursements, recorded on an accrual basis as earned, and have been netted against selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and Comprehensive (Loss)/Income.

In addition to the royalty and advertising fees discussed above, our franchise agreements allow us to charge up to a 1.5% support service fee and a 1.5% marketing and purchasing fee.  For the 13 and 26 weeks ended December 4, 2012 and November 29, 2011, we recorded $0.1 million and $0.4 million, respectively in fiscal 2013, and $0.3 million and $0.6 million, respectively in fiscal 2012, in support service and marketing and purchasing fees, which were an offset to Selling, general and administrative, net in our Condensed Consolidated Statements of Operations and Comprehensive (Loss)/Income.

NOTE D – ACCOUNTS RECEIVABLE

Accounts receivable – current consist of the following (in thousands):

	December 4, 2012	June 5, 2012

Rebates receivable	$832	$923
Amounts due from franchisees	770	770
Other receivables	5,170	3,007
	$6,772	$4,700

We negotiate purchase arrangements, including price terms, with designated and approved suppliers on behalf of us and our franchise system.  We receive various volume discounts and rebates based on purchases for our Company-owned restaurants from numerous suppliers.

Amounts due from franchisees consist of royalties, license and other miscellaneous fees, a substantial portion of which represents current and recently-invoiced billings.  Also included in this amount is the current portion of the straight-lined rent receivable from franchise sublessees.

As of December 4, 2012 and June 5, 2012, Other receivables consisted primarily of amounts due for third-party gift card sales ($2.2 million and $1.3 million, respectively), a receivable due from a third-party maintenance provider in connection with a contract settlement ($1.4 million as of December 4, 2012 only), and amounts due from our distributor ($1.1 million and $0.9 million, respectively).

On June 20, 2012, RT Midwest Holdings, LLC, RT Chicago Franchise, LLC, RT Midwest Real Estate, LLC, and RT Northern Illinois Franchise, LLC (collectively “RT Midwest”), filed for Chapter 11 protection in the United States Bankruptcy Court for the District of Minnesota.  RT Midwest is a franchisee which operated 13 restaurants and had indebtedness of $2.3 million owed to RTI at the time of the Chapter 11 filing.  During the fourth quarter of fiscal 2012, we wrote off the $2.3 million in franchise fee receivables due from RT Midwest and the associated unearned franchise fees in anticipation of the Chapter 11 filing.  See Note H to the Condensed Consolidated Financial Statements for a discussion of closed restaurant lease reserve charges recorded during the first quarter of fiscal 2013 in connection with a subleased restaurant that RT Midwest closed during that quarter.

NOTE E – INVENTORIES

Our merchandise inventory was $30.1 million and $19.9 million as of December 4, 2012 and June 5, 2012, respectively.  In order to ensure adequate supply and competitive pricing, we purchase lobster and crab in advance of our needs and store it in third-party facilities prior to our distributor taking possession of the inventory.  The increase in merchandise inventory from the end of the prior fiscal year is due primarily to advance purchases of lobster and crab in part to ensure adequate supply.

NOTE F – PROPERTY, EQUIPMENT, ASSETS HELD FOR SALE, OPERATING LEASES, AND SALE-LEASEBACK TRANSACTIONS

Property and equipment, net, is comprised of the following (in thousands):

	December 4, 2012	June 5, 2012
Land	$235,522	$244,498
Buildings	468,474	494,537
Improvements	408,436	421,143
Restaurant equipment	255,228	276,576
Other equipment	90,916	95,400
Construction in progress and other*	28,906	26,473
	1,487,482	1,558,627
Less accumulated depreciation	576,584	592,022
	$910,898	$966,605

* Included in Construction in progress and other as of December 4, 2012 and June 5, 2012 are $19.1 million and $21.8 million, respectively, of assets held for sale that are not classified as such in the Condensed Consolidated Balance Sheets as we do not expect to sell these assets within the next 12 months.  These assets primarily consist of parcels of land upon which we have no intention to build restaurants.

Included within the current assets section of our Condensed Consolidated Balance Sheets at December 4, 2012 and June 5, 2012 are amounts classified as held for sale totaling $4.2 million and $4.7 million, respectively.  Assets held for sale primarily consist of parcels of land upon which we have no intention to build restaurants, land and buildings of closed restaurants, and various liquor licenses.  During the 13 and 26 weeks ended December 4, 2012, we sold surplus properties with carrying values of $1.6 million at net gains of $0.5 million for both periods.  Cash proceeds, net of broker fees, from these sales during the 13 and 26 weeks ended December 4, 2012 totaled $2.1 million for both periods.  During the 13 and 26 weeks ended November 29, 2011, we sold surplus properties with carrying values of $1.5 million for both periods, at net gains that were negligible and $0.1 million, respectively.  Cash proceeds, net of broker fees, from these sales during the 13 and 26 weeks ended November 29, 2011 totaled $1.5 million for both periods.

Approximately 55% of our 742 restaurants are located on leased properties.  Of these, approximately 66% are land leases only; the other 34% are for both land and building.  The initial terms of these leases expire at various dates over the next 24 years.  These leases may also contain required increases in minimum rent at varying times during the lease term and have options to extend the terms of the leases at a rate that is included in the original lease agreement.  Most of our leases require the payment of additional (contingent) rent that is based upon a percentage of restaurant sales above agreed upon sales levels for the year.  These sales levels vary for each restaurant and are established in the lease agreements.  We recognize contingent rental expense (in annual as well as interim periods) prior to the achievement of the specified target that triggers the contingent rental expense, provided that achievement of that target is considered probable.

During the 13 and 26 weeks ended December 4, 2012, we completed sale-leaseback transactions of the land and building for five and 14 Company-owned Ruby Tuesday concept restaurants, respectively, for gross cash proceeds of $11.7 million and $32.0 million, respectively, exclusive of transaction costs of approximately $0.6 million and $1.6 million, respectively.  Equipment was not included.  The carrying value of the properties sold was $8.4 million and $22.7 million, respectively.  The leases have been classified as operating leases and have initial terms of 15 years, with fair market value-based renewal options of up to 20 years.  Net proceeds from the sale-leaseback transactions were used for general corporate purposes, including the repurchase of shares of our common stock, and debt payments.

We realized gains on these transactions during the 13 and 26 weeks ended December 4, 2012 of $2.7 million and $7.7 million, respectively, which have been deferred and are being recognized on a straight-line basis over the lease term.  The current portion of the deferred gains on all sale-leaseback transactions to date was $0.8 million and $0.3 million as of December 4, 2012 and June 5, 2012, respectively, and is included in Accrued liabilities – Rent and other in our Condensed Consolidated Balance Sheets.  The long-term portion of the deferred gains on all sale-leaseback transactions to date was $11.1 million and $4.2 million as of December 4, 2012 and June 5, 2012, respectively, and is included in Other deferred liabilities in our Condensed Consolidated Balance Sheets.  Amortization of the deferred gains of $0.2 million and $0.3 million is included within Other restaurant operating costs in our Condensed Consolidated Statement of Operations and Comprehensive (Loss)/Income for the 13 and 26 weeks ended December 4, 2012, respectively.

NOTE G – LONG-TERM DEBT AND CAPITAL LEASES

Long-term debt and capital lease obligations consist of the following (in thousands):

	December 4, 2012	June 5, 2012
Senior unsecured notes	$238,500	$250,000
Unamortized discount	(3,296)	(3,646)
Senior unsecured notes less unamortized discount	235,204	246,354
Mortgage loan obligations	73,305	80,076
Capital lease obligations	188	233
	308,697	326,663
Less current maturities	9,988	12,454
	$298,709	$314,209

On May 14, 2012, we entered into an indenture (the “Indenture”) among the Company, certain subsidiaries of the Company as guarantors and Wells Fargo Bank, National Association as trustee, governing the Company’s $250.0 million aggregate principal amount of 7.625% senior notes due 2020 (the “Senior Notes”).  The Senior Notes were issued at a discount of $3.7 million, which is being amortized using the effective interest method over the eight year term of the notes.

The Senior Notes are guaranteed on a senior unsecured basis by our existing and future domestic restricted subsidiaries, subject to certain exceptions.  They rank equal in right of payment with our existing and future senior indebtedness and senior in right of payment to any of our future subordinated indebtedness.  The Senior Notes are effectively subordinated to all of our secured debt, including borrowings outstanding under our revolving credit facility, to the extent of the value of the assets securing such debt and structurally subordinated to all of the liabilities of our existing and future subsidiaries that do not guarantee the Senior Notes.

Interest on the Senior Notes is calculated at 7.625% per annum, payable semiannually on each May 15 and November 15, commencing November 15, 2012, to holders of record on the May 1 or November 1 immediately preceding the interest payment date.  Accrued interest on the Senior Notes and our other long-term debt and capital lease obligations is included in Accrued liabilities – Rent and other in our Condensed Consolidated Balance Sheets.  The Senior Notes mature on May 15, 2020.

At any time prior to May 15, 2016, we may redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest.  At any time on or after May 15, 2016, we may redeem the Senior Notes, in whole or in part, at the redemption prices specified in the Indenture plus accrued and unpaid interest.  At any time prior to May 15, 2015, we may redeem up to 35% of the Senior Notes from the proceeds of certain equity offerings.  There is no sinking fund for the Senior Notes.

The Indenture contains covenants that limit, among other things, our ability and the ability of certain of our subsidiaries to (i) incur or guarantee additional indebtedness; (ii) declare or pay dividends, redeem stock or make other distributions to stockholders; (iii) make certain investments; (iv) create liens or use assets as security in other transactions; (v) merge or consolidate, or sell, transfer, lease or dispose of substantially all of their assets; (vi) enter into transactions with affiliates; and (vii) sell or transfer certain assets.  These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture, and certain covenants will not apply at any time when the Senior Notes are rated investment grade by the Rating Agencies, as defined in the Indenture.  The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes to be due and payable immediately.

In connection with the issuance of the Senior Notes, we have agreed to register with the SEC notes having substantially identical terms as the Senior Notes, as part of an offer to exchange freely tradable exchange notes for the Senior Notes.  We have agreed: (i) within 270 days after the issue date of the Senior Notes, to file a registration statement enabling holders of the Senior Notes to exchange the privately placed notes for publicly registered notes with substantially identical terms; (ii) to use commercially reasonable efforts to cause the registration statement to become effective within 365 days after the issue date of the Senior Notes; (iii) to consummate the exchange offer within 405 days after the issue date of the Senior Notes; and (iv) to file a shelf registration statement for resale of the notes if we cannot consummate the exchange offer within the time period listed above.

If we fail to meet these targets (each, a “registration default”), the annual interest rate on the Senior Notes will increase by 0.25%.  The annual interest rate on the Senior Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the otherwise applicable annual interest rate of 7.625%.  If we cure the registration default, the interest rate on the Senior Notes will revert to the original level.

On August 10, 2012, we entered into the third amendment to our five-year revolving credit agreement (the “Credit Facility” discussed below) which, among other things, allows us to repurchase up to $15.0 million of the Senior Notes in any fiscal year.  During the first 26 weeks of fiscal 2013, we repurchased $11.5 million of the Senior Notes for $10.9 million plus a negligible amount of accrued interest.  We realized a gain of $0.6 million on these transactions.  The balance on the Senior Notes was $238.5 million at December 4, 2012 as a result of these repurchases.  As of December 4, 2012, we may repurchase an additional $3.5 million of the Senior Notes during the remainder of fiscal 2013.

On December 1, 2010, we entered into the Credit Facility, under which we could borrow up to $320.0 million with the option to increase our capacity by $50.0 million to $370.0 million.  On May 14, 2012, we entered into the second amendment to our revolving credit facility to, among other things, reduce the maximum aggregate revolving commitment to $200.0 million, secure the revolving credit facility with a lien over the equity interests of certain subsidiaries, modify certain financial covenants and ratios and permit the issuance of the Senior Notes.

The terms of the Credit Facility provide for a $40.0 million letter of credit subcommitment.  The Credit Facility also includes a $50.0 million franchise facility subcommitment (the “Franchise Facility Subcommitment”), which covered our previous guarantees of franchise debt.  The Franchise Facility Subcommitment matures no later than December 1, 2015.  All amounts guaranteed under the Franchise Facility Subcommitment have been settled.

The interest rate charged on borrowings pursuant to the Credit Facility can vary depending on the interest rate option we choose to utilize.  Our Base Rate for borrowings is defined to be the higher of Bank of America’s prime rate, the Federal Funds Rate plus 0.5%, or an adjusted LIBO Rate plus 1.00%, plus an applicable margin ranging from 0.25% to 1.50%.  The applicable margin for our Eurodollar Borrowings ranges from 1.25% to 2.50% depending on our Total Debt to EBITDAR ratio.

A commitment fee for the account of each lender at a rate ranging from 0.300% to 0.450% (depending on our Total Debt to EBITDAR ratio) on the daily amount of the unused revolving commitment of such lender is payable on the last day of each calendar quarter and on the termination date of the Credit Facility.  On the first day after the end of each calendar quarter until the termination date of the Credit Facility, we are required to pay a letter of credit fee for the account of each lender with respect to such lender’s participation in each letter of credit.  The letter of credit fee accrues at the applicable margin for Eurodollar Loans then in effect on the average daily amount of such lender’s letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) attributable to such letter of credit during the period from and including the date of issuance of such letter of credit to but excluding the date on which such letter of credit expires or is drawn in full.  Besides the commitment fee and the letter of credit fee, we are also required to pay a fronting fee on the daily amount of the letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) on the tenth day after the end of each calendar quarter until the termination date of the Credit Facility.  We must also pay standard fees with respect to issuance, amendment, renewal or extension of any letter of credit or processing of drawings thereunder.

We are entitled to make voluntary prepayments of our borrowings under the Credit Facility at any time, in whole or in part, without premium or penalty.  Subject to certain exceptions, mandatory prepayments will be required upon occurrence of certain events, including the revolving credit exposure of all lenders exceeding the aggregate revolving commitment then in effect, sales of certain assets and any additional debt issuances.

Under the terms of the Credit Facility, we had no borrowings outstanding at either December 4, 2012 or June 5, 2012.  After consideration of letters of credit outstanding, we had $189.8 million available under the Credit Facility as of December 4, 2012.

The Credit Facility contains a number of customary affirmative and negative covenants that, among others, limit or restrict our ability to incur liens, engage in mergers or other fundamental changes, make acquisitions, investments, loans and advances, pay dividends or other distributions, sell or otherwise dispose of certain assets, engage in certain transactions with affiliates, enter into burdensome agreements or certain hedging agreements, amend organizational documents, change accounting practices, incur additional indebtedness and prepay other indebtedness.  In addition, under the Credit Facility, we are required to comply with financial covenants relating to the maintenance of a maximum leverage ratio and a minimum fixed charge coverage ratio and we were in compliance with these financial covenants as of December 4, 2012.  The terms of the Credit Facility require us to maintain a maximum leverage ratio of no more than 4.5 to 1.0 through the fiscal quarter ending on or about June 4, 2013 and 4.25 to 1.0 thereafter and a minimum fixed charge coverage ratio of 1.75 to 1.0 through and including the fiscal quarter ending on or about June 3, 2014 and 1.85 to 1.0 thereafter.

The Credit Facility terminates on December 1, 2015.  Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Credit Facility and any ancillary loan documents.

Our $73.3 million in mortgage loan obligations as of December 4, 2012 consists of various loans acquired upon franchise acquisitions.  These loans, which mature between March 2013 and November 2022, have balances which range from $0.1 million to $8.2 million and interest rates of 3.91% to 11.28%.  Many of the properties acquired from franchisees collateralize the loans outstanding.

NOTE H – CLOSURES AND IMPAIRMENTS EXPENSE

As discussed further in Note P to the Condensed Consolidated Financial Statements, in an effort to focus on the successful sales turnaround of our core Ruby Tuesday concept and position our Lime Fresh concept for long-term success as a growth vehicle, on January 9, 2013, the Board of Directors of Ruby Tuesday, Inc. approved management’s plan to close all 13 Marlin & Ray’s restaurants in the third quarter of fiscal 2013, as well as the Company’s one Wok Hay restaurant and two of the Lime Fresh Mexican Grill restaurants.   The two Lime Fresh restaurants had been opened by the Company within the last twelve months and were not among those purchased in April 2012.  Additionally, the Company will seek a buyer for its two Truffles Café restaurants.  As a result of this decision, a pre-tax impairment charge of $16.9 million was recognized within Closures and Impairments Expense for the 13 weeks ended December 4, 2012.

Closures and impairment expenses include the following for the 13 and 26 weeks ended December 4, 2012 and November 29, 2011 (in thousands):

	Thirteen weeks ended		Twenty-six weeks ended
	December 4, 2012	November 29, 2011	December 4, 2012	November 29, 2011
Property impairments	$18,514	$630	$18,962	$836
Closed restaurant lease reserves	(99)	(153)	379	(74)
Other closing costs	343	226	632	416
Gain on sale of surplus properties	(507)	(50)	(598)	(80)
	$18,251	$653	$19,375	$1,098

A rollforward of our future lease obligations associated with closed properties is as follows (in thousands):

Lease Obligations
Balance at June 5, 2012	$6,813
Closing expense including rent and other lease charges	379
Payments	(1,581)
Transfer of deferred escalating minimum rent balance	348
Other adjustments	(19)
Balance at December 4, 2012	$5,940

For the remainder of fiscal 2013 and beyond, our focus will be on obtaining settlements on as many of these leases as possible and these settlements could be higher or lower than the amounts recorded.  The actual amount of any cash payments made by the Company for lease contract termination costs will be dependent upon ongoing negotiations with the landlords of the leased restaurant properties.

Included within closing expense in the table above are $0.2 million in charges we recorded during the first quarter of fiscal 2013 associated with lease obligations on a restaurant subleased to RT Midwest that has closed.  As of December 4, 2012, we subleased to RT Midwest three sites upon which the restaurants are still open.  Cash rents of $0.8 million are required under the terms of the subleases.  Should RT Midwest decide to close any of these restaurants we may incur further lease obligations associated with these subleases.

At December 4, 2012, we had 30 restaurants that had been open more than one year with rolling 12-month negative cash flows, of which 20 have been impaired to salvage value.  Of the 10 which remained, we reviewed the plans to improve cash flows at each of the restaurants and determined that no impairment was necessary.  The remaining net book value of these 10 restaurants was $7.0 million at December 4, 2012.

Should sales at these restaurants not improve within a reasonable period of time, further impairment charges are possible.  Considerable management judgment is necessary to estimate future cash flows, including cash flows from continuing use, terminal value, closure costs, salvage value, and sublease income.  Accordingly, actual results could vary significantly from our estimates.

NOTE I – EMPLOYEE POST-EMPLOYMENT BENEFITS

We sponsor three defined benefit pension plans for active employees and offer certain postretirement benefits for retirees.  A summary of each of these is presented below.

Retirement Plan
RTI sponsors the Morrison Restaurants Inc. Retirement Plan (the “Retirement Plan”).  Effective December 31, 1987, the Retirement Plan was amended so that no additional benefits would accrue and no new participants may enter the Retirement Plan after that date.  Participants receive benefits based upon salary and length of service.

Minimum funding for the Retirement Plan is determined in accordance with the guidelines set forth in employee benefit and tax laws.  From time to time we may contribute additional amounts as we deem appropriate.  We estimate that we will be required to make contributions totaling $0.4 million to the Retirement Plan during the remainder of fiscal 2013.

Executive Supplemental Pension Plan and Management Retirement Plan
Under these unfunded defined benefit pension plans, eligible employees earn supplemental retirement income based upon salary and length of service, reduced by social security benefits and amounts otherwise receivable under other specified Company retirement plans.  Effective June 1, 2001, the Management Retirement Plan was amended so that no additional benefits would accrue and no new participants may enter the plan after that date.

On November 30, 2012, Samuel E. Beall, III, our Chief Executive Officer stepped down from management and the Board of Directors.  Because he is entitled to receive his entire pension payment in a lump-sum six months following his retirement, we have classified an amount representing that pension payment ($8.1 million) into Accrued liabilities – Payroll and related costs in our December 4, 2012 and June 5, 2012 Condensed Consolidated Balance Sheets.

Postretirement Medical and Life Benefits
Our Postretirement Medical and Life Benefits plans provide medical and life insurance benefits to certain retirees.  The medical plan requires retiree cost sharing provisions that are more substantial for employees who retire after January 1, 1990.

The following tables detail the components of net periodic benefit costs and the amounts recognized in our Condensed Consolidated Financial Statements for the Retirement Plan, Management Retirement Plan, and the Executive Supplemental Pension Plan (collectively, the “Pension Plans”) and the Postretirement Medical and Life Benefits plans (in thousands):

	Pension Benefits
	Thirteen weeks ended		Twenty-six weeks ended
	December 4,	November 29,	December 4,	November 29,
	2012	2011	2012	2011
Service cost	$115	$134	$230	$268
Interest cost	525	576	1,050	1,152
Expected return on plan assets	(102)	(126)	(204)	(252)
Amortization of prior service cost	26	64	52	128
Recognized actuarial loss	565	426	1,130	852
Net periodic benefit cost	$1,129	$1,074	$2,258	$2,148

	Postretirement Medical and Life Benefits
	Thirteen weeks ended		Twenty-six weeks ended
	December 4,	November 29,	December 4,	November 29,
	2012	2011	2012	2011
Service cost	$3	$2	$6	$4
Interest cost	15	18	30	36
Amortization of prior service cost	(14)	(14)	(28)	(28)
Recognized actuarial loss	53	34	106	68
Net periodic benefit cost	$57	$40	$114	$80

(a)	Prior service costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits.

We also sponsor two defined contribution retirement savings plans. Information regarding these plans is included in our Annual Report on Form 10-K for the fiscal year ended June 5, 2012.

Executive Retirement
On June 6, 2012, we announced that Samuel E. Beall, III, our founder, President, Chief Executive Officer, and Chairman of the Board of Directors, decided to step down from management and the Board of Directors.  Mr. Beall stepped down on November 30, 2012.  In connection with a transition agreement between the Company and Mr. Beall, the material terms of which were finalized as of June 5, 2012, we accrued $2.2 million of severance during the fourth quarter of fiscal 2012.  Mr. Beall’s severance payment was paid on December 18, 2012.

As previously mentioned, Mr. Beall will receive a lump sum payment of $8.1 million, representing the full amount due to him under the Executive Supplemental Pension Plan, six-months following his retirement.  As Mr. Beall retired on November 30, 2012, this payment will be required in fiscal 2013.  Due to the significance of this payment to the Executive Supplemental Pension Plan as a whole, the payment will constitute a partial plan settlement which will require a special valuation.  In addition to the expense we routinely record for the Executive Supplemental Pension Plan, a charge estimated to approximate $2.8 million will then be recorded, representing the recognition of a pro rata portion (calculated as the percentage reduction in the projected benefit obligation due to the lump-sum payment) of the then unrecognized loss recorded within accumulated other comprehensive loss.

NOTE J – INCOME TAXES

We had a liability for unrecognized tax benefits of $9.2 million and $6.4 million as of December 4, 2012 and June 5, 2012, respectively.  As of December 4, 2012 and June 5, 2012, the total amount of unrecognized tax benefits that, if recognized, would impact our effective tax rate was $4.0 million and $4.2 million, respectively.  The liability for unrecognized tax benefits as of December 4, 2012 includes $0.9 million related to tax positions for which it is reasonably possible that the total amounts could change within the next twelve months based on the outcome of examinations and negotiations with tax authorities.

Interest and penalties related to unrecognized tax benefits are recognized as components of income tax expense.  As of December 4, 2012 and June 5, 2012, we had accrued $1.1 million and $1.0 million, respectively, for the payment of interest and penalties.  During the first 26 weeks of fiscal 2013, accrued interest and penalties increased by $0.1 million, all of which affected the effective tax rate for the same time period.

Under Accounting Standards Codification 740 (“ASC 740”), companies are required to apply their estimated annual tax rate on a year-to-date basis in each interim period.  Under ASC 740, companies should not apply the estimated annual tax rate to interim financial results if the estimated annual tax rate is not reliably predictable.  In this situation, the interim tax rate should be based on the actual year-to-date results.  Based on our current projections, a small change in pre-tax earnings would result in a material change in the estimated annual effective tax rate, producing significant variations in the customary relationship between income tax expense and pre-tax accounting income in interim periods.  As such, and in contrast with our previous methods of recording income tax expense, we recorded a tax benefit for the first and second quarters of fiscal 2013 based on the actual year-to-date results, in accordance with ASC 740.

We recorded a tax benefit of $13.7 million and $16.0 million during the 13- and 26-week periods ended December 4, 2012, respectively, compared to tax expense of $0.3 million and $0.8 million during the 13- and 26-week periods ended November 29, 2011.  The change in income taxes was attributable to a change in method of recording interim income tax expense as discussed above, coupled with lower pre-tax income for the current year periods as compared to those same periods of the prior year, an increase in the tax benefit of FICA Tip and Work Opportunity credits based on that change in accounting method, and a decrease in unrecognized tax benefits for the quarter.

At December 4, 2012, we are no longer subject to U.S. federal income tax examinations by tax authorities for fiscal years prior to 2008 with the exception of our fiscal years 2004 and 2005 as a result of fiscal 2009 NOL carryback, and with few exceptions, state and local examinations by tax authorities prior to fiscal year 2008.

NOTE K – SHARE-BASED EMPLOYEE COMPENSATION

We compensate our employees and directors using share-based compensation through the following plans:

The Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors
Under the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for directors (the “Directors’ Plan”), non-employee directors are eligible for awards of share-based incentives.  Restricted shares granted under the Directors’ Plan either cliff vest after a one year period or vest in equal amounts after one, two, and three years provided the director continually serves on the Board of Directors.  Options issued under the Directors’ Plan become vested after 30 months and are exercisable until five years after the grant date.  Stock option exercises are settled with the issuance of new shares of common stock.

All options awarded under the Directors’ Plan have been at the fair market value at the time of grant.  A committee, appointed by the Board of Directors, administers the Directors’ Plan.  At December 4, 2012, we had reserved 36,000 shares of common stock under the Directors’ Plan, 35,000 of which were subject to options outstanding, for a net of 1,000 shares of common stock currently available for issuance under the Directors’ Plan.

The Ruby Tuesday, Inc. 2003 Stock Incentive Plan and the Ruby Tuesday, Inc. 1996 Stock Incentive Plan
A committee, appointed by the Board of Directors, administers the Ruby Tuesday, Inc. 2003 Stock Incentive Plan (“2003 SIP”) and the Ruby Tuesday, Inc. 1996 Stock Incentive Plan (“1996 SIP”), and has full authority in its discretion to determine the key employees and officers to whom share-based incentives are granted and the terms and provisions of share-based incentives.  Option grants under the 2003 SIP and

1996 SIP can have varying vesting provisions and exercise periods as determined by such committee.  Options granted under the 2003 SIP and 1996 SIP vest in periods ranging from immediate to fiscal 2014, with the majority vesting within three years following the date of grant, and the majority expiring five or seven (but some up to 10) years after grant.  A majority of the currently unvested restricted shares granted in fiscal year 2013 are performance-based and a majority of the unvested restricted shares granted in fiscal year 2012 are service-based.  All of the currently unvested restricted shares granted during fiscal 2011 are service-based.  The 2003 SIP and 1996 SIP permit the committee to make awards of shares of common stock, awards of stock options or other derivative securities related to the value of the common stock, and certain cash awards to eligible persons.  These discretionary awards may be made on an individual basis or for the benefit of a group of eligible persons.  All options awarded under the 2003 SIP and 1996 SIP have been awarded with an exercise price equal to the fair market value at the time of grant.

At December 4, 2012, we had reserved a total of 4,772,000 and 938,000 shares of common stock for the 2003 SIP and 1996 SIP, respectively.  Of the reserved shares at December 4, 2012, 1,645,000 and 938,000 were subject to options outstanding for the 2003 SIP and 1996 SIP, respectively.  Stock option exercises are settled with the issuance of new shares.  Net shares of common stock available for issuance at December 4, 2012 under the 2003 SIP and 1996 SIP were 3,127,000 and negligible, respectively.

New Chief Executive Officer Awards
On December 1, 2012, James J. Buettgen became President and CEO of the Company.  In connection with Mr. Buettgen’s appointment as CEO, on December 3, 2012 he received an initial award of approximately 68,000 service-based restricted shares and 102,000 performance-based restricted shares, which both cliff vest 2.5 years following the grant date.  Pursuant to the terms of Mr. Buettgen’s employment agreement, the Company has guaranteed the earning of the performance-based restricted shares at the greater of the target value of the award or based on the Company’s achievement of certain performance conditions related to fiscal 2013 performance, which will be measured in the first quarter of fiscal 2014.

In addition to the above, on December 3, 2012, Mr. Buettgen received a one-time make-whole equity award which was comprised of approximately 179,000 service-based restricted shares and 253,000 service-based stock options.  The restricted shares cliff vest 2.5 years following the grant date and the stock options vest in three equal annual installments over three years following the date of grant.

Finally, on that same date, Mr. Buettgen received a one-time high-performance and inducement award which was comprised of approximately 250,000 service-based restricted shares, 250,000 service-based stock options, and 250,000 performance-based stock options.  The restricted shares cliff vest 2.5 years following the grant date and the service-based stock options vest in three equal annual installments over three years following the date of grant.  The performance-based stock options will cliff vest if and when the Company’s stock price appreciates to $14 per share for a period of 20 consecutive days within Mr. Buettgen’s first three years of employment.

Stock Options
The following tables summarize the activity in options for the 26 weeks ended December 4, 2012 under these stock option plans (in thousands, except per-share data):

		Weighted-
		Average
Service-based vesting:	Options	Exercise Price
Balance at June 5, 2012	2,716	$8.79
Granted	503	7.81
Exercised	(28)	6.24
Forfeited	(70)	8.99
Balance at December 4, 2012	3,121	$8.65

Exercisable at December 4, 2012	2,497	$8.79

		Weighted-
		Average
Performance-based vesting:	Options	Exercise Price
Balance at June 5, 2012	–	$–
Granted	250	7.81
Balance at December 4, 2012	250	$7.81

Exercisable at December 4, 2012	–	$–

Included in the outstanding balance shown above are approximately 1.3 million of out-of-the-money options.  Of this amount, 0.2 million of these options expired out-of-the-money subsequent to December 4, 2012.

At December 4, 2012, there was approximately $2.8 million of unrecognized pre-tax compensation expense related to non-vested stock options.  This cost is expected to be recognized over a weighted-average period of 1.9 years.

Restricted Stock
The following tables summarize our restricted stock activity for the 26 weeks ended December 4, 2012 (in thousands, except per-share data):

		Weighted-Average
	Restricted	Grant-Date
Service-based vesting:	Stock	Fair Value
Non-vested at June 5, 2012	797	$8.37
Granted	773	7.42
Vested	(291)	7.50
Forfeited	–	–
Non-vested at December 4, 2012	1,279	$7.99

		Weighted-Average
	Restricted	Grant-Date
Performance-based vesting:	Stock	Fair Value
Non-vested at June 5, 2012	423	$7.75
Granted	344	6.99
Vested	(85)	7.29
Forfeited	(314)	7.87
Non-vested at December 4, 2012	368	$7.04

The fair values of the restricted share awards reflected above were based on the fair market value of our common stock at the time of grant.  At December 4, 2012, unrecognized compensation expense related to restricted stock grants expected to vest totaled approximately $9.0 million and will be recognized over a weighted average vesting period of approximately 2.5 years.

During the second quarter of fiscal 2013, RTI granted approximately 63,000 restricted shares to non-employee directors under the terms of the Directors’ Plan.  These shares cliff vest over a one year period following grant of the award.

During the first quarter of fiscal 2013, we granted approximately 213,000 service-based restricted shares and 242,000 performance-based restricted shares of our common stock to certain employees under the terms of the 2003 SIP and 1996 SIP.  The service-based restricted shares cliff vest 2.5 years following the grant date.  Vesting of the performance-based restricted shares is also contingent upon the Company’s achievement of certain performance conditions related to fiscal 2013 performance, which will be measured in the first quarter of fiscal 2014.  In addition to satisfaction of the performance conditions for the performance-based restricted shares, recipients must satisfy the same service condition as described above for the service-based restricted shares.

Also during the first quarter of fiscal 2013, the Executive Compensation and Human Resources Committee of the Board of Directors determined that the performance condition was not achieved for 314,000 performance-based restricted shares awarded in August 2011 to vest.  As a result, the restricted shares were cancelled and returned to the pool of shares available for grant under the 2003 SIP and 1996 SIP.

NOTE L – COMMITMENTS AND CONTINGENCIES

Litigation
We are presently, and from time to time, subject to pending claims and lawsuits arising in the ordinary course of business.  We provide reserves for such claims when payment is probable and estimable in accordance with GAAP.  At this time, in the opinion of management, the ultimate resolution of pending legal proceedings, including the matter referred to below, will not have a material adverse effect on our operations, financial position, or cash flows.

On September 30, 2009, an age discrimination case styled Equal Employment Opportunity Commission (Pittsburgh) v. Ruby Tuesday, Inc., was filed in the United States District Court for the Western District of Pennsylvania.  The U.S. Equal Employment Opportunity Commission (“EEOC”) Pittsburgh Area Office alleges in the suit that the Company was in violation of the Age Discrimination in Employment Act (“ADEA”) by failing to hire employees within the protected age group in five Pennsylvania restaurants and one Ohio restaurant.  On October 19, 2009, the EEOC filed a Notice of an ADEA Directed Investigation (“DI”), regarding potential age discrimination in violation of the ADEA in hiring and discharge for all positions at all restaurant facilities.  We have denied the allegations in the lawsuit and are vigorously defending against both the suit and the DI.  We have filed motions seeking to dismiss the lawsuit based on the EEOC’s failure to conciliate the matter prior to filing suit and objecting to the EEOC filing suit and launching the DI simultaneously.  Discovery is ongoing in both matters.  Despite the pending suit and DI, we do not believe that this matter will have a material adverse effect on our operations, financial position, or cash flows.

On November 8, 2010, a personal injury case styled Dan Maddy v. Ruby Tuesday, Inc., which had been filed in the Circuit Court for Rutherford County, Tennessee, was resolved through mediation.  Included in the Maddy settlement was a payment made by our secondary insurance carrier of $2,750,000.  Despite making this voluntary payment, our secondary insurance carrier filed a claim against us based on our alleged failure to timely notify the carrier of the Maddy case in accordance with the terms of the policy.

We believe our secondary insurance carrier received timely notice in accordance with the policy and we are vigorously defending this matter.  Should we incur potential liability to our secondary carrier, we believe we have indemnification claims against two claims administrators.

We believe, and have obtained a consistent opinion from outside counsel, that we have valid coverage under our insurance policies for any amounts in excess of our self-insured retention.  We believe this provides a basis for not recording a liability for any contingency associated with the Maddy settlement.  We further believe we have the right to the indemnification referred to above.  Based on the information currently available, our December 4, 2012 and June 5, 2012 Condensed Consolidated Balance Sheets reflect no accrual relating to the Maddy case.  There can be no assurance, however, that we will be successful in our defense of our carrier’s claim against us.

NOTE M – FAIR VALUE MEASUREMENTS

The following table presents the fair values of our financial assets and liabilities measured at fair value on a recurring basis and the level within the fair value hierarchy in which the measurements fall (in thousands):

	Level	December 4, 2012	June 5, 2012
Deferred compensation plan: other investments – Assets	1	$8,240	$7,974
Deferred compensation plan: other investments – Liabilities	1	(8,240)	(7,974)
Deferred compensation plan: RTI common stock – Equity	1	1,063	1,008
Deferred compensation plan: RTI common stock – Equity	1	(1,063)	(1,008)
Total		$–	$–

During the 13 and 26 weeks ended December 4, 2012 and November 29, 2011, there were no transfers among levels within the fair value hierarchy.

The Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Ruby Tuesday, Inc. Restated Deferred Compensation Plan (the “Predecessor Plan”) are unfunded, non-qualified deferred compensation plans for eligible employees.  Assets earmarked to pay benefits under the Deferred Compensation Plan and Predecessor Plan are held by a rabbi trust.  We report the accounts of the rabbi trust in our Condensed Consolidated Financial Statements.  The investments held by these plans are reported at fair value.  The realized and unrealized holding gains and losses related to these investments, as well as the offsetting compensation expense, is recorded in Selling, general and administrative expense in the Condensed Consolidated Financial Statements.

The following table presents the fair values for those assets and liabilities measured on a non-recurring basis and remaining on our Condensed Consolidated Balance Sheets as of December 4, 2012 and June 5, 2012 (in thousands):

	Fair Value Measurements
	Level	December 4, 2012	June 5, 2012
Long-lived assets held for sale *	2	$23,303	$26,495
Long-lived assets held for use	2	8,204	385
Total		$31,507	$26,880

* Included in the carrying value of long-lived assets held for sale as of December 4, 2012 and June 5, 2012 are $19.1 million and $21.8 million, respectively, of assets included in Construction in progress in the Condensed Consolidated Balance Sheets as we do not expect to sell these assets within the next 12 months.

The following table presents the losses recognized during the 13 and 26 weeks ended December 4, 2012 and November 29, 2011 resulting from fair value measurements of assets and liabilities measured on a non-recurring basis.  These losses are included in Closures and impairments in our Condensed Consolidated Statements of Operations and Comprehensive (Loss)/Income (in thousands):

	Thirteen weeks ended		Twenty-six weeks ended
	December 4, 2012	November 29, 2011	December 4, 2012	November 29, 2011
Long-lived assets held for sale	$354	$–	$511	$206
Long-lived assets held for use	18,160	630	18,451	630
	$18,514	$630	$18,962	$836

Long-lived assets held for sale are valued using Level 2 inputs, primarily information obtained through broker listings and sales agreements.  Costs to market and/or sell the assets are factored into the estimates of fair value for those assets included in Assets held for sale on our Condensed Consolidated Balance Sheets.

We review our long-lived assets (primarily property, equipment, and, as appropriate, reacquired franchise rights and favorable leases) related to each restaurant to be held and used in the business, whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable.

Long-lived assets held for use presented in the table above include restaurants or groups of restaurants that were impaired as a result of our quarterly impairment review or restaurants that were impaired as a result of the Ruby Tuesday, Inc. Board of Directors approving on January 9, 2013 management’s plan to close 13 Marlin & Ray’s restaurants, two Lime Fresh restaurants, and one Wok Hay restaurant during the third quarter of fiscal 2013.  From time to time, the table will also include closed restaurants or surplus sites not meeting held for sale criteria that have been offered for sale at a price less than their carrying value.

The Level 2 fair values of our long-lived assets held for use are based on broker estimates of the value of the land, building, leasehold improvements, and other residual assets.

Our financial instruments at December 4, 2012 and June 5, 2012 consisted of cash and cash equivalents, accounts receivable and payable, long-term debt, and letters of credit.  The fair values of cash and cash equivalents and accounts receivable and payable approximated carrying value because of the short-term nature of these instruments.  The carrying amounts and fair values of our other financial instruments not measured on a recurring basis using fair value, however subject to fair value disclosures are as follows (in thousands):

	December 4, 2012		June 5, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt and capital leases	$308,697	$303,769	$326,663	$312,225
Letters of credit	–	245	–	222

We estimated the fair value of debt and letters of credit using market quotes and present value calculations based on market rates.

NOTE N – RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Accounting Pronouncements Adopted in Fiscal 2013

In June 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on the presentation of total comprehensive income, the components of net income, and the components of other comprehensive income.  This guidance is intended to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income.  The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 (our fiscal 2013 first quarter).  The adoption of this guidance did not have a material impact on our Condensed Consolidated Financial Statements.

In September 2011, the FASB issued guidance modifying the impairment test for goodwill by allowing businesses to first decide whether they need to do the two-step impairment test.  Under the guidance, a business no longer has to calculate the fair value of a reporting unit unless it believes it is very likely that the reporting unit’s fair value is less than the carrying value.  The guidance is effective for impairment tests for fiscal years beginning after December 15, 2011 (our fiscal 2013 first quarter).  The adoption of this guidance did not have a material impact on our Condensed Consolidated Financial Statements.

Accounting Pronouncements Not Yet Adopted

In July 2012, the FASB issued guidance on testing indefinite-lived intangible assets for impairment.  Under the guidance, testing the decline in the realizable value (impairment) of indefinite-lived intangible assets other than goodwill has been simplified.  The guidance allows an organization the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test.  An organization electing to perform a qualitative assessment is no longer required to calculate the fair value of an indefinite-lived intangible asset unless the organization determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired.  The guidance is effective for impairment tests for fiscal years beginning after September 15, 2012 (our fiscal 2014).  We do not expect the adoption of this guidance to have a material impact on our Condensed Consolidated Financial Statements.

NOTE O – RELATED PARTY TRANSACTIONS

On June 7, 2012, we entered into two marketing agreements with 50 Eggs Branding Company, LLC (“50 Eggs”).  John Kunkel, the CEO of 50 Eggs, previously was the CEO of LFMG International, LLC, and is a current Lime Fresh franchisee.  Under the terms of the first agreement, 50 Eggs will provide marketing services for our Lime Fresh concept for a monthly fee of $52,500 plus out of pocket expenses.  Under the terms of the second agreement, 50 Eggs will provide marketing services for our Marlin & Ray’s concept for a monthly fee of $26,250 plus out of pocket expenses.  Both agreements expire on June 6, 2013.  Included within Selling, general, and administrative, net in our Consolidated Statements of Operations and Comprehensive (Loss)/Income for the 13 and 26 weeks ended December 4, 2012, are payments we made to 50 Eggs in connection with these agreements of $0.2 million and $0.6 million, respectively.

On July 22, 2010, following the approval of the Audit Committee of our Board of Directors, we entered into a licensing agreement with Gourmet Market, Inc. which is owned by our former Chief Executive Officer’s brother, Price Beall.  The licensing agreement allows us to operate multiple restaurants under the Truffles name.  Truffles is an upscale café concept that currently operates several restaurants in the vicinity of Hilton Head Island, South Carolina.  The Truffles concept offers a diverse menu featuring soups, salads, sandwiches, a signature chicken pot pie, house-breaded fried shrimp, pasta, ribs, steaks, and a variety of desserts.

Under the terms of the agreement, we pay a licensing fee to Gourmet Market, Inc. of 2.0% of gross sales of any Truffles we open.  Additionally, we pay Gourmet Market, Inc. a monthly fee for up to two years for consulting services to be provided by Price Beall to assist us in developing and opening Truffles restaurants under the terms of the licensing agreement.  During the first 12 months of the agreement we paid $20,833 per month for such services.  During the second 12 months of the agreement we paid $10,417 per month.  Gourmet Market, Inc. has the option to terminate future development rights if we do not operate 18 or more Truffles restaurants within five years or 40 or more Truffles within 10 years of the effective date of the agreement.  As discussed further in Notes H and P to the Condensed Consolidated Financial Statements, on January 9, 2013 we announced the planned sale of our two Truffles restaurants.  During the 13 and 26 weeks ended December 4, 2012 and November 29, 2011, we paid Gourmet Market, Inc. $14,423 and $53,250, and $38,265 and $98,097, respectively, under the terms of the agreement.

NOTE P – SUBSEQUENT EVENTS

Restaurant closures
As discussed in Note H to the Condensed Consolidated Financial Statements, we incurred impairment charges in the second quarter of fiscal 2013 associated with the planned closing of 13 Marlin & Ray’s, one Wok Hay, and two Lime Fresh restaurants, as well as the planned sale of two Truffles restaurants.  As of the date of this filing, we have closed all 16 planned restaurants and are focusing on the sale of the two Truffles restaurants.  Accordingly, in conjunction with the closings, our third quarter Closures and Impairments Expense will include costs associated with lease terminations, future lease obligations, severance, and inventory obsolescence charges.  For the remainder of fiscal 2013, we anticipate incurring charges of approximately $2.0 million to $5.0 million associated with lease termination and other closing costs.  The actual amount of any cash payments made by the Company for lease contract termination costs will be dependent upon ongoing negotiations with the landlords of the leased restaurant properties.

Sale-leaseback transactions
Subsequent to December 4, 2012, we completed sale-leaseback transactions of the land and building for two Company-owned Ruby Tuesday concept restaurants for gross cash proceeds of $4.7 million, exclusive of transaction costs of approximately $0.2 million.  Equipment was not included.  The carrying value of the properties sold was $3.8 million.  The leases have been classified as operating leases and have an initial term of 15 years, with renewal options of up to 20 years.  We realized gains on these transactions totaling $0.8 million, which have been deferred and are being recognized on a straight-line basis over the lease term.

Share repurchases
Subsequent to December 4, 2012, we spent $3.2 million to repurchase 0.4 million shares of RTI common stock.  On January 8, 2013, the Ruby Tuesday, Inc. Board of Directors authorized the repurchase of an additional 10.0 million shares of RTI common stock, bringing the total available for repurchase to 12.7 million shares as of January 8, 2013.

RT Midwest Restructuring
Subsequent to December 4, 2012, RT Midwest successfully emerged from its Chapter 11 bankruptcy restructuring.  This franchisee, which currently operates 11 restaurants (all of which are leased), is scheduled to resume payment of franchise fees to RTI on March 6, 2013.  We continue to remain a sublease guarantor for three of RT Midwest’s operating restaurants, which have remaining lease terms extending through April 2019, representing total remaining exposure as of December 4, 2012 of $0.8 million.

NOTE Q – SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

As discussed in Note G to the Condensed Consolidated Financial Statements, the Senior Notes are a liability of Ruby Tuesday, Inc. (the “Parent”) and are guaranteed on a senior unsecured basis by our existing and future domestic restricted subsidiaries, subject to certain exceptions (the “Guarantors”).  Each of the Guarantors is wholly-owned by Ruby Tuesday, Inc.  None of the few remaining subsidiaries of Ruby Tuesday, Inc., which were primarily created to hold liquor license assets, guarantee the Senior Notes (the “Non-Guarantors”).  Our Non-Guarantor subsidiaries are immaterial and are aggregated within the Parent information disclosed below.

The following condensed consolidating financial statements present, on a supplemental basis, the financial position, results of operations, and statements of cash flows of the Parent, the Guarantors, and elimination entries necessary to consolidate the Parent and Guarantors.  Investments in wholly-owned subsidiaries are accounted for using the equity method for purposes of the consolidated presentation.  The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 4, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$25,379	$215	$–	$25,594
Accounts receivable	2,975	3,797	–	6,772
Inventories	28,196	11,149	–	39,345
Income tax receivable	112,739	–	(110,917)	1,822
Deferred income taxes	20,760	9,314	–	30,074
Other current assets	12,455	4,538	–	16,993
Total current assets	202,504	29,013	(110,917)	120,600

Property and equipment, net	679,413	231,485	–	910,898
Goodwill	9,022	–	–	9,022
Investment in subsidiaries	206,244	–	(206,244)	–
Due from/(to) subsidiaries	74,813	252,080	(326,893)	–
Other assets	46,649	21,971	–	68,620
Total assets	$1,218,645	$534,549	$(644,054)	$1,109,140

	Parent	Guarantors	Eliminations	Consolidated

Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable	$21,070	$7,571	$–	$28,641
Accrued and other current liabilities	51,586	33,220	–	84,806
Current maturities of long-term debt,
including capital leases	(339)	10,327	–	9,988
Income tax payable	–	110,917	(110,917)	–
Total current liabilities	72,317	162,035	(110,917)	123,435

Long-term debt and capital leases,
less current maturities	235,721	62,988	–	298,709
Deferred income taxes	7,334	12,524	–	19,858
Due to/(from) subsidiaries	252,080	74,813	(326,893)	–
Other deferred liabilities	105,272	15,945	–	121,217
Total liabilities	672,724	328,305	(437,810)	563,219

Shareholders’ equity:
Common stock	$621	$–	$–	$621
Capital in excess of par value	72,281	–	–	72,281
Retained earnings	486,516	206,244	(206,244)	486,516
Accumulated other comprehensive loss	(13,497)	–	–	(13,497)
Total shareholders’ equity	545,921	206,244	(206,244)	545,921

Total liabilities & shareholders’ equity	$1,218,645	$534,549	$(644,054)	$1,109,140

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF JUNE 5, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$47,986	$198	$–	$48,184
Accounts receivable	2,234	2,466	–	4,700
Inventories	20,896	8,134	–	29,030
Income tax receivable	97,290	–	(96,453)	837
Deferred income taxes	19,030	8,104	–	27,134
Other current assets	15,216	3,167	–	18,383
Total current assets	202,652	22,069	(96,453)	128,268

Property and equipment, net	727,379	239,226	–	966,605
Goodwill	7,989	–	–	7,989
Investment in subsidiaries	204,386	–	(204,386)	–
Due from/(to) subsidiaries	78,799	245,257	(324,056)	–
Other assets	47,144	23,531	–	70,675
Total assets	$1,268,349	$530,083	$(624,895)	$1,173,537

	Parent	Guarantors	Eliminations	Consolidated

Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable	$28,302	$6,646	$–	$34,948
Accrued and other current liabilities	55,301	29,521	–	84,822
Current maturities of long-term debt,
including capital leases	(344)	12,798	–	12,454
Income tax payable	–	96,453	(96,453)	–
Total current liabilities	83,259	145,418	(96,453)	132,224

Long-term debt and capital leases,
less current maturities	246,892	67,317	–	314,209
Deferred income taxes	20,910	16,657	–	37,567
Due to/(from) subsidiaries	245,257	78,799	(324,056)	–
Other deferred liabilities	95,807	17,506	–	113,313
Total liabilities	692,125	325,697	(420,509)	597,313

Shareholders’ equity:
Common stock	$640	$–	$–	$640
Capital in excess of par value	90,856	–	–	90,856
Retained earnings	498,985	204,386	(204,386)	498,985
Accumulated other comprehensive loss	(14,257)	–	–	(14,257)
Total shareholders’ equity	576,224	204,386	(204,386)	576,224

Total liabilities & shareholders’ equity	$1,268,349	$530,083	$(624,895)	$1,173,537

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
THIRTEEN WEEKS ENDED DECEMBER 4, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Revenue:
Restaurant sales and operating revenue	$220,193	$82,560	$–	$302,753
Franchise revenue	41	1,439	–	1,480
	220,234	83,999	–	304,233

Operating costs and expenses:
Cost of merchandise	61,388	22,909	–	84,297
Payroll and related costs	73,437	29,351	–	102,788
Other restaurant operating costs	48,027	18,969	–	66,996
Depreciation	11,201	3,919	–	15,120
Selling, general, and administrative	25,381	13,577	–	38,958
Intercompany selling, general and
administrative allocations	16,442	(16,442)	–	–
Closures and impairments	17,643	608	–	18,251
Equity in earnings of subsidiaries	(8,854)	–	8,854	–
Interest expense, net	5,757	1,424	–	7,181
Intercompany interest expense/(income)	3,435	(3,435)	–	–
Gain on extinguishment of debt	(571)	–	–	(571)
	253,286	70,880	8,854	333,020

(Loss)/income before income taxes	(33,052)	13,119	(8,854)	(28,787)
(Benefit)/provision for income taxes	(17,984)	4,265	–	(13,719)

Net (loss)/income	$(15,068)	$8,854	$(8,854)	$(15,068)

Other comprehensive income:
Pension liability reclassification, net of tax	380	–	–	380

Total comprehensive (loss)/income	$(14,688)	$8,854	$(8,854)	$(14,688)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
TWENTY-SIX WEEKS ENDED DECEMBER 4, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Revenue:
Restaurant sales and operating revenue	$462,916	$171,102	$–	$634,018
Franchise revenue	133	3,003	–	3,136
	463,049	174,105	–	637,154

Operating costs and expenses:
Cost of merchandise	127,172	46,650	–	173,822
Payroll and related costs	151,536	60,486	–	212,022
Other restaurant operating costs	96,039	38,113	–	134,152
Depreciation	22,665	7,847	–	30,512
Selling, general, and administrative	54,808	27,579	–	82,387
Intercompany selling, general, and
administrative allocations	34,484	(34,484)	–	–
Closures and impairments	18,507	868	–	19,375
Equity in earnings of subsidiaries	(20,814)	–	20,814	–
Interest expense, net	11,057	2,914	–	13,971
Intercompany interest expense/(income)	6,822	(6,822)	–	–
Gain on extinguishment of debt	(571)	–	–	(571)
	501,705	143,151	20,814	665,670

(Loss)/income before income taxes	(38,656)	30,954	(20,814)	(28,516)
(Benefit)/provision for income taxes	(26,187)	10,140	–	(16,047)

Net (loss)/income	$(12,469)	$20,814	$(20,814)	$(12,469)

Other comprehensive income:
Pension liability reclassification, net of tax	761	–	–	761

Total comprehensive (loss)/income	$(11,708)	$20,814	$(20,814)	$(11,708)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
THIRTEEN WEEKS ENDED NOVEMBER 29, 2011
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Revenue:
Restaurant sales and operating revenue	$221,244	$84,911	$–	$306,155
Franchise revenue	37	1,213	–	1,250
	221,281	86,124	–	307,405

Operating costs and expenses:
Cost of merchandise	66,090	25,472	–	91,562
Payroll and related costs	74,196	31,618	–	105,814
Other restaurant operating costs	45,850	18,951	–	64,801
Depreciation	12,175	4,239	–	16,414
Selling, general, and administrative	16,693	8,717	–	25,410
Intercompany selling, general, and
administrative allocations	16,598	(16,598)	–	–
Closures and impairments	659	(6)	–	653
Equity in earnings of subsidiaries	(9,161)	–	9,161	–
Interest expense, net	2,430	2,068	–	4,498
Intercompany interest expense/(income)	3,251	(3,251)
	228,781	71,210	9,161	309,152

(Loss)/income before income taxes	(7,500)	14,914	(9,161)	(1,747)
(Benefit)/provision for income taxes	(5,499)	5,753	–	254

Net (loss)/income	$(2,001)	$9,161	$(9,161)	$(2,001)

Other comprehensive income:
Pension liability reclassification, net of tax	308	–	–	308

Total comprehensive (loss)/income	$(1,693)	$9,161	$(9,161)	$(1,693)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
TWENTY-SIX WEEKS ENDED NOVEMBER 29, 2011
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Revenue:
Restaurant sales and operating revenue	$458,688	$176,321	$–	$635,009
Franchise revenue	112	2,629	–	2,741
	458,800	178,950	–	637,750

Operating costs and expenses:
Cost of merchandise	136,534	52,603	–	189,137
Payroll and related costs	151,972	64,703	–	216,675
Other restaurant operating costs	94,176	39,362	–	133,538
Depreciation	24,278	8,422	–	32,700
Selling, general, and administrative	35,529	18,268	–	53,797
Intercompany selling, general, and
administrative allocations	34,389	(34,389)	–	–
Closures and impairments	1,091	7	–	1,098
Equity in earnings of subsidiaries	(20,401)	–	20,401	–
Interest expense, net	4,684	4,211	–	8,895
Intercompany interest expense/(income)	6,494	(6,494)	–	–
	468,746	146,693	20,401	635,840

(Loss)/income before income taxes	(9,946)	32,257	(20,401)	1,910
(Benefit)/provision for income taxes	(11,038)	11,856	–	818

Net income/(loss)	$1,092	$20,401	$(20,401)	$1,092

Other comprehensive income:
Pension liability reclassification, net of tax	616	–	–	616

Total comprehensive income	$1,708	$20,401	$(20,401)	$1,708

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
TWENTY-SIX WEEKS ENDED DECEMBER 4, 2012
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$(15,104)	$27,846	$(12,133)	$609

Investing activities:
Purchases of property and equipment	(14,936)	(3,569)	–	(18,505)
Proceeds from sale-leaseback transactions, net	30,408	–	–	30,408
Proceeds from disposal of assets	885	1,200	–	2,085
Other, net	126	–	–	126
Net cash provided/(used) by investing activities	16,483	(2,369)	–	14,114

Financing activities:
Principal payments on long-term debt	(10,981)	(6,504)	–	(17,485)
Stock repurchases	(20,012)	–	–	(20,012)
Proceeds from exercise of stock options	173	–	–	173
Excess tax benefits from share-based
compensation	11	–	–	11
Intercompany transactions	6,823	(18,956)	12,133	–
Net cash used by financing activities	(23,986)	(25,460)	12,133	(37,313)

(Decrease)/increase in cash and cash equivalents	(22,607)	17	–	(22,590)
Cash and cash equivalents:
Beginning of year	47,986	198	–	48,184
End of year	$25,379	$215	$–	$25,594

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
TWENTY-SIX WEEKS ENDED NOVEMBER 29, 2011
(IN THOUSANDS)

	Parent	Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$17,789	$40,250	$(21,054)	$36,985

Investing activities:
Purchases of property and equipment	(14,404)	(6,260)	–	(20,664)
Proceeds from disposal of assets	1,367	160	–	1,527
Insurance proceeds from property claims	1,548	–	–	1,548
Other, net	(293)	–	–	(293)
Net cash used by investing activities	(11,782)	(6,100)	–	(17,882)

Financing activities:
Net payments on revolving credit facility	5,000	–	–	5,000
Principal payments on long-term debt	(13)	(6,632)	–	(6,645)
Stock repurchases	(18,441)	–	–	(18,441)
Proceeds from exercise of stock options	123	–	–	123
Excess tax benefits from share-based
compensation	24	–	–	24
Intercompany transactions	6,495	(27,549)	21,054	–
Net cash used by financing activities	(6,812)	(34,181)	21,054	(19,939)

Decrease in cash and cash equivalents	(805)	(31)	–	(836)
Cash and cash equivalents:
Beginning of year	9,490	232	–	9,722
End of year	$8,685	$201	$–	$8,886